EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contacts:
Bob O’Malley	Stacey Vorhees
President and Chief Executive Officer	(925) 336-9592
InFocus Corporation
(503) 685-8800

Lisa Prentice

Chief Financial Officer

InFocus Corporation

(503) 685-8800

InFocus Announces Third Quarter 2008 Financial Results

WILSONVILLE, Ore., October 28, 2008 – InFocus® Corporation (NASDAQ: INFS) today announced its third quarter 2008 financial results. For the third quarter, the Company reported revenues of $70.6 million and a net loss of $4.2 million, or $0.10 per share, compared to a net loss of $3.8 million, or $0.10 per share, in the second quarter of 2008 and a net loss of $2.8 million, or $0.07 per share, in the third quarter of 2007. Gross margin for the third quarter of 2008 was 16.1 percent, a reduction of 2.1 percentage points compared to both the second quarter of 2008 and the third quarter of 2007.

Included in the third quarter results is a restructuring charge of $0.4 million, which accounted for $0.01 of the net loss per share, compared to a restructuring charge of $0.9 million, or $0.03 per share in the second quarter of 2008. Excluding these charges, the Company realized a proforma Operating Loss for the third quarter of $3.7 million and a proforma Net Loss of $3.8 million, or $0.09 per share, compared to a proforma Operating Loss for the third quarter of 2007 of $3.3 million and a proforma Net Loss of $2.6 million, or $0.07 per share.

The Company reported total cash, restricted cash, and marketable securities as of September 30, 2008 of $70.3 million, an increase of $0.5 million from the second quarter of 2008, and a decrease of $2.4 million from the third quarter of 2007.

Commenting on the third quarter results, Bob O’Malley, President and CEO stated, “Obviously, we did not meet our plans for Q3. As economic conditions deteriorated, we saw softening demand and increased margin pressure in our US and European markets. However, we are entering the fourth quarter with fresh inventory of new products, in the pipeline and ready for sale.”

Quarterly Revenue, Unit, ASP and Gross Margin Comparisons

Third quarter revenues of $70.6 million represent a decrease of 3 percent compared to the second quarter of 2008, and a decrease of 7 percent compared to the third quarter of 2007. Projector unit shipments totaled approximately 94,000 in the third quarter, an increase of approximately 2 percent from the second quarter, and approximately 10 percent compared to the third quarter of 2007. Overall, average selling prices (ASPs) decreased by approximately 5 percent from the second quarter of 2008. Gross margins were 16.1 percent, a reduction of 2.1 percent from the second quarter of 2008, and were driven by product mix shifts within the quarter. Revenue in the Americas decreased by 3 percent while units shipped increased by 4 percent compared to the second quarter of 2008. Revenue and unit shipments both decreased by 8 percent in Europe. Asian revenues increased 12 percent and units increased by 18 percent compared to the second quarter.

Operating Expenses and & Other Income

Excluding charges, Operating Expenses in the third quarter were $15.1 million, a reduction of $0.5 million from second quarter expenses of $15.6 million. The reduction was due to ongoing expense management and lower variable sales and marketing costs. Non-Operating Income was $0.1 million for the third quarter, compared to Non-Operating Expense of $0.2 million in the second quarter of 2008 and Non-Operating Income of $0.8 million in the third quarter of 2007.

Balance Sheet

Total cash, restricted cash, and marketable securities as of September 30, 2008 were $70.3 million, an increase of $0.5 million from the end of the second quarter. Day’s sales outstanding for the third quarter were 51 days, an improvement of 3 days from the prior quarter. Inventories at the end of Q3 were $30.4 million, an increase of $5.9 million compared to the second quarter of 2008.

Reconciliation of GAAP and Pro Forma Information

The Company has recorded charges that are excluded from operating expenses and earnings for comparative purposes. In accordance with SEC FR-59, attached is a Statement of Reconciliation of GAAP Earnings.

Conference Call Information

The Company will hold a conference call today at 11:00 a.m. Eastern Time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling 888.713.4216 (U.S. participants) or 617.213.4868 (outside U.S. participants) and pin# 42931534, or via live audio web cast at www.infocus.com. Upon completion of the call, the web cast will be archived and accessible on our website for individuals unable to listen to the live telecast. The conference call replay will also be available through November 11th , 2008 by dialing 888.286.8010 (U.S.) or 617.801.6888 (outside U.S.) and Pin #55918344.

About InFocus Corporation

InFocus is the industry pioneer and a global leader in the digital projection market. The company’s digital projectors make bright ideas brilliant everywhere people gather to communicate and be entertained - in meetings, presentations, classrooms and living rooms around the world. Backed by more than 20 years of experience and innovation in digital projection, and over 150 patents, InFocus is dedicated to setting the industry standard for large format visual display. The company is based in Wilsonville, Oregon with operations in North America, Europe and Asia. InFocus is listed on NASDAQ under the symbol INFS. For more information, visit the company’s website at www.infocus.com.

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InFocus, In Focus, INFOCUS (stylized), IN, ASK, Proxima, LiteShow, LP, ScreenPlay, Play Big, Work Big, Learn Big and The Big Picture are either registered trademarks or trademarks of InFocus Corporation in the U.S. and abroad. All other trademarks are used for identification purposes only and are the property of their respective owners in this and other countries. All rights reserved.

InFocus Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenues	$70,596	$75,790	$204,294	$227,078
Cost of revenues	59,215	62,026	167,244	192,850

Gross margin	$11,381	$13,764	$37,050	$34,228
Operating expenses:
Marketing and sales	$7,926	$8,424	$25,115	$27,510
Research and development	3,001	3,367	8,562	11,333
General and administrative	4,172	5,305	12,571	15,613
Restructuring costs	430	225	1,330	4,675

	$15,529	$17,321	$47,578	$59,131
Loss from operations	$(4,148)	$(3,557)	$(10,528)	$(24,903)
Other income, net	146	764	1,457	1,422

Loss before income taxes	(4,002)	(2,793)	(9,071)	(23,481)
Provision for income taxes	214	27	796	174

Net Loss	$(4,216)	$(2,820)	$(9,867)	$(23,655)

Basic and diluted net loss per share	$(0.10)	$(0.07)	$(0.25)	$(0.60)

Basic and diluted shares outstanding	40,260	39,786	39,974	39,682

InFocus Corporation

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2008	December 31, 2007	June 30, 2008
Assets
Current Assets:
Cash and cash equivalents	$55,146	$61,187	$65,901
Restricted cash, equivalents, and marketable securities	15,154	22,923	3,873
Accounts receivable, net of allowances	39,197	46,315	43,988
Inventories	30,351	30,984	24,435
Other current assets	4,943	7,548	7,947

Total Current Assets	144,791	168,957	146,144
Property and equipment, net	2,407	2,973	2,724
Other assets, net	5,347	1,061	3,768

Total Assets	$152,545	$172,991	$152,636

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$64,093	$65,764	$49,747
Other current liabilities	14,626	19,906	16,668

Total Current Liabilities	78,719	$85,670	66,415
Other Long-Term Liabilities	2,316	3,623	2,638
Shareholders’ Equity:
Common stock and additional paid-in capital	170,011	168,878	169,808
Other comprehensive income:
Foreign currency translation	34,792	38,246	42,852
Accumulated deficit	(133,293)	(123,426)	(129,077)

Total Shareholders’ Equity	71,510	83,698	83,583

Total Liabilities and Shareholders’ Equity	$152,545	$172,991	$152,636

InFocus Corporation

Reconciliation of GAAP Earnings

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter 2008				Second Quarter 2008
	Net Loss	Net Loss Per Share	Operating Expenses	Loss From Operations	Net Loss	Net Loss Per Share	Operating Expenses	Loss From Operations
GAAP	$(4,216)	$(0.10)	$15,529	$(4,148)	$(3,843)	$(0.10)	$16,532	$(3,298)

Adjustments:
Restructuring costs	$430	$0.01	$(430)	$430	$900	$0.03	$(900)	$900

Proforma excluding adjustments	$(3,786)	$(0.09)	$15,099	$(3,718)	$(2,943)	$(0.07)	$15,632	$(2,398)

	Third Quarter 2008				Third Quarter 2007
	Net Loss	Net Loss Per Share	Operating Expenses	Loss From Operations	Net Loss	Net Loss Per Share	Operating Expenses	Income (Loss) from Operations
GAAP	$(4,216)	$(0.10)	$15,529	$(4,148)	$(2,820)	$(0.07)	$17,321	$(3,557)

Adjustments:
Restructuring costs	$430	$0.01	$(430)	$430	$225	$—	$(225)	$225

Proforma excluding adjustments	$(3,786)	$(0.09)	$15,099	$(3,718)	$(2,595)	$(0.07)	$17,096	$(3,332)

	Year-to-Date 2008				Year-to-Date 2007
	Net Loss	Net Loss Per Share	Operating Expenses	Loss From Operations	Net Loss	Net Loss Per Share	Operating Expenses	Income (Loss) from Operations
GAAP	$(9,867)	$(0.25)	$47,578	$(10,528)	$(23,655)	$(0.60)	$59,131	$(24,903)

Adjustments:
Restructuring costs	$1,330	$0.03	$(1,330)	$1,330	$4,675	$0.12	$(4,675)	$4,675

Proforma excluding adjustments	$(8,537)	$(0.21)	$46,248	$(9,198)	$(18,980)	$(0.48)	$54,456	$(20,228)